UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 14, 2019 nuveen

Nuveen Global Cities REIT, Inc.

(Exact name of Registrant as Specified in Its Charter)

Maryland	333-222231	82-1419222
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

730 Third Avenue, 3rd Floor New York, NY		10017
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (212) 490-9000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01	Entry Into a Material Definitive Agreement.

On January 23, 2018, Nuveen Global Cities REIT, Inc. (the “Company”), Nuveen Global Cities REIT OP, LP (the “Operating Partnership”) and Nuveen Real Estate Global Cities Advisors, LLC (the “Advisor”) entered into that certain First Amended and Restated Advisory Agreement (the “Agreement”) pursuant to which the Advisor provides certain advisory services to the Company and the Operating Partnership. Under the terms of the Agreement, the Advisor advanced all of the Company’s organization and offering expenses from inception through December 2018 (“O&O Expenses”). Pursuant to the Agreement, the Company was to reimburse the Advisor for such O&O Expenses ratably over the 60 month period beginning January 2019.

On October 14, 2019, the parties entered into Amendment No. 1 to First Amended and Restated Advisory Agreement (the “Amendment”), which amends the provision of the Agreement related to the reimbursement by the Company to the Advisor of the O&O Expenses. Pursuant to the Amendment, the Advisor agreed for the Company’s benefit that the Advisor shall be reimbursed the O&O Expenses it incurred in 60 equal monthly installments commencing on the earlier of the date the Company’s net asset value (“NAV”) reaches $1 billion or January 31, 2023.

The description of the Amendment set forth above is qualified in its entirety by reference to the Amendment, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K.

Item 8.01	Other Events.

Valuation Guidelines

The Company’s board of directors approved amended and restated valuation guidelines of the Company, pursuant to which the Company’s NAV is calculated, to reflect the Amendment. Prior to the Amendment, the Company was to reimburse the Advisor for the O&O Expenses ratably over the 60 month period beginning January 2019. Accordingly, in January 2019, for the purposes of the Company’s NAV calculation, the Company began accruing expenses for the reimbursement of the O&O Expenses advanced by the Advisor and has accrued monthly expenses of approximately $77,000, for a total accrued expense of approximately $701,000 through September 2019. As a result of the Amendment, the Company will reverse the O&O Expenses previously accrued for the purposes of the Company’s NAV calculation, as such expenses will not be deducted from the Company’s NAV until they are payable to the Advisor.

Class N Shares held by TIAA

Teachers Insurance and Annuity Association of America (“TIAA”) has purchased $300 million of the Company’s Class N shares of common stock through its wholly owned subsidiary. On October 14, 2019, the Company and TIAA amended the terms governing such shares whereby all shares held by TIAA are not eligible to be repurchased until January 31, 2023; provided that TIAA must continue to maintain ownership of the $200,000 initial investment in the Company’s shares for so long as the Advisor or its affiliate serves as the Company’s advisor.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

10.1	Amendment No. 1 to First Amended and Restated Advisory Agreement dated October 14, 2019 by and between Nuveen Global Cities REIT, Inc., Nuveen Global Cities REIT OP, LP and Nuveen Real Estate Global Cities Advisors, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Nuveen Global Cities REIT, Inc.

Date: October 17, 2019	By:	/s/ James E. Sinople
James E. Sinople
Chief Financial Officer and Treasurer